Exhibit 99.1

Exactech Announces Agreement with U.S. Attorney’s Office

Voluntarily Extends Term of Deferred Prosecution Agreement for Three Months

GAINESVILLE, Fla. – December 7, 2011 — Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder, spine and biologic materials, announced today that it agreed to enter into an amendment to its Deferred Prosecution Agreement (DPA) with the United States Attorney’s Office for the District of New Jersey (USAO) that extends the term of the DPA for three months, ending on March 8, 2012. As previously announced, Exactech entered into the DPA in December 2010 in connection with the resolution of the investigation commenced by the USAO in December 2007 into the Company’s consulting arrangements with orthopaedic surgeons relating to its hip and knee products in the United States. In accordance with the DPA, an independent monitor was appointed to review and evaluate Exactech’s compliance with its obligations under the DPA, and the Company agreed to extend the term of the DPA, at the request of the USAO, in order to allow the monitor additional time to further test the implementation of compliance systems. The USAO has not alleged any breach by Exactech of any of the terms of the DPA, and, other than extending its term, the amendment makes no other changes to the DPA.

A copy of the amendment to the DPA has been posted to the Company’s website and filed with the U.S. Securities and Exchange Commission as an exhibit to the Company’s Current Report on Form 8-K.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Investor contacts	Julie Marshall or Frank Hawkins
Jody Phillips	Hawk Associates
Chief Financial Officer	305-451-1888
352-377-1140	E-mail: exactech@hawkassociates.com

*****

EXACTECH INC.